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Exhibit 99.1

Allied Motion Technologies, Inc. 23 Inverness Way East, Suite 150 Englewood, Colorado 80112 Phone: 303 799-8520 Fax: 303 799-8521

PRESS RELEASE

FOR IMMEDIATE RELEASE	Release: May 5, 2005 Contact: Richard Smith or Sue Chiarmonte Stock Symbol: AMOT (NASDAQ-Small Cap Market)

ALLIED MOTION REPORTS PROFITS FOR THE FIRST QUARTER

        DENVER, COLORADO—Allied Motion Technologies, Inc.    (NASDAQ: AMOT) today announced it achieved net income for the first quarter of $168,000 or $.02 per diluted share compared to $427,000 or $.08 per diluted share for the same period last year. Revenue for the quarter ended March 31, 2005 increased 64% to $18,455,000 compared to $11,248,000 last year. Of this 64% increase, revenues from existing businesses decreased 3% and incremental revenues achieved by the companies acquired in 2004 contributed 67% of the increase. This quarter's results include the results from Stature Electric, Inc., a subsidiary that was acquired on May 10, 2004 in connection with the Owosso Corporation merger and also from Precision Motor Technology B.V. (Premotec), a subsidiary that was acquired on August 23, 2004. Backlog at March 31, 2005 was $22,471,000, an increase of 4% during the quarter.

        "The first quarter of 2005 was the first quarter in nine consecutive quarters that we did not achieve an improvement over the previous year's results," commented Dick Smith, CEO of Allied Motion. "During the quarter we saw a weakening in some of our served markets which contributed to a 3% decrease in revenues from our existing businesses offset by the incremental revenues added by Stature and Premotec. Stature and Premotec are not yet providing the level of profit that is commensurate with the incremental revenues being provided. While we are disappointed by the decrease in profits for the quarter, market fluctuations are inevitable and will not deter our pursuit of continuous improvement in our operations that will be necessary for us to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion control industry."

        Dick Warzala, President of Allied Motion, added, "even though our first quarter results are less than what we have become accustomed to, I remain bullish on our continued growth prospects in the future. We've made excellent progress in developing our Asian production and supply chain capabilities and our R&D efforts will result in the release of several exciting new products during the year. Our long term strategy is on track and we remain committed to manage our company to achieve our goals and can assure you that we will not overreact to short term events either positive or negative that could move us off this path."

        Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

        The statements in this press release and in the Company's May 5, 2005 conference call that relate to future plans, events or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company's motion markets, introduction of new technologies, products and competitors, the ability to protect the Company's intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company's customers to allow the Company to realize revenues from its order backlog and to support the Company's expected delivery schedules, the continued viability of the Company's customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company's products and services, changes in government regulations, availability of financing, the ability of the Company's lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company's ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers' needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHOLOGIES, INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended March 31,
HIGHLIGHTS OF OPERATING RESULTS
	2005	2004
Revenues	$18,455	$11,248

Income before income taxes	$285	$695
Provision for income taxes	(117)	(268)

Net income	$168	$427

PER SHARE AMOUNTS:
Diluted income per share	$.02	$.08

Diluted weighted average common shares	7,139	5,499

CONDENSED BALANCE SHEETS	March 31, 2004	December 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$312	$456
Trade receivables, net	10,700	9,353
Inventories, net	9,682	9,382
Other current assets	1,662	1,704

Total Current Assets	22,356	20,895
Property, plant and equipment, net	13,215	13,301
Goodwill and intangible assets	20,029	20,624

Total Assets	$55,600	$54,820

Liabilities and Stockholders' Investment
Current Liabilities:
Debt obligations	$9,431	$7,087
Accounts payable and other current liabilities	9,534	10,672

Total Current Liabilities	18,965	17,759
Long-term debt obligations	6,601	7,320
Other long-term liabilities	5,341	5,381

Total Liabilities	30,907	30,460
Stockholders' Investment	24,693	24,360

Total Liabilities and Stockholders' Investment	$55,600	$54,820

	For the Three Months Ended March 31,
CONDENSED STATEMENTS OF CASH FLOWS
	2005	2004
Cash flows from operating activities:
Net income	$168	$427
Depreciation and amortization	813	374
Changes in working capital balances and other	(2,483)	(1,169)

Net cash used in operating activities	(1,502)	(368)
Cash flows from investing activities:
Purchase of property and equipment	(579)	(184)
Cash paid for acquisitions, net	(158)	(317)
Net proceeds from sale of business segment	—	50

Net cash used in investing activities	(737)	(451)
Net cash provided by (used in) financing activities	2,088	(170)
Effect of foreign exchange rate changes on cash	7	—

Net decrease in cash and cash equivalents	(144)	(989)
Cash and cash equivalents at beginning of year	456	1,960

Cash and cash equivalents at March 31	$312	$971

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ALLIED MOTION REPORTS PROFITS FOR THE FIRST QUARTER